The merger described in this notice involves securities of a foreign company. This merger is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the merger agreement, such as in open market or privately negotiated purchases.

Stock Code: 8512

March 14, 2013

To Shareholders

President Takao Hotta
Osaka Securities Finance Company, Ltd.
4-6, 2-Chome, Kitahama, Chuo-ku, Osaka, Japan

Notice of Extraordinary General Meeting of Shareholders and Class Meeting for Holders of Common Stock

Dear Shareholders,

You are hereby advised of the convocation of Extraordinary General Meeting of Shareholders and Class Meeting for Holders of Common Stock, details of which are indicated below.  We hope very much that you will be able to attend this Meetings.

In order to exercise your rights, please review the attached reference materials, and indicate your approval or disapproval of the proposals on the enclosed Voting Rights Exercise Form, then return it by 5:20 p.m. Japan Standard Time on March 28, 2013.

Details
1.	Date and Time : 10:00 a.m. on Friday, March 29, 2013
2.	Venue: Osaka Securities Finance Company, Ltd., 6th Floor Conference room
4-6, 2-Chome, Kitahama, Chuo-ku, Osaka, Japan
3.	Agenda for the Extraordinary General Meeting of Shareholders
Items to be resolved:
Agenda 1: Approval of merger agreement between Osaka Securities Finance Company, Ltd. and Japan Securities Finance Co., Ltd.
Agenda 2: Buy-back of Class 1 preferred shares
4.	Agenda for the Common Stock Class Meeting
Item to be resolved
Agenda :  Approval of merger agreement between Osaka Securities Finance Company, Ltd. and Japan Securities Finance Co., Ltd.
(Note)
If we need to revise the attached reference materials, the revised information will be posted on Osaka Securities Finance Company, Ltd.’s web-site. (http://www.osf.co.jp/)

Extraordinary General Meeting of Shareholders
Reference Documents

Agenda items and reference information

Agenda 1:	Approval of merger agreement between the Company and Japan Securities Finance Co., Ltd.

1.	Reasons for Merger

Osaka Securities Finance Company, Ltd. ("OSF" hereinafter) and Japan Securities Finance Co., Ltd. (“JSF” hereinafter) are designated securities finance companies that provide margin loan services for Osaka Securities Exchange Co., Ltd. and Tokyo Stock Exchange, Inc. and are responsible for important components of the equity market infrastructure.

As is well known, Tokyo Stock Exchange Group, Inc. and Osaka Securities Exchange Co., Ltd. merged on January 1, 2013 to form Japan Exchange Group, Inc. Going forward, Japan Exchange Group, Inc. will become a corporate group comprising a company operating cash equity markets, company operating derivatives markets, self-regulatory organization and clearing organization. OSF and JSF share the same perceptions of this reorganization of the securities exchanges and, as announced on October 15, 2012, have negotiated the integration of our operations for the purpose of improving the convenience of equity market participants and investors and increasing the efficiency of markets.

As a result, both companies recognize the significant synergy effects to be obtained through the integration of their systems and other aspects of their operations. and, having received approval from their own board of directors, both of which met on January 30, 2013, we announced on January 30, 2013 that we had signed a merger agreement (“the Merger Agreement” hereinafter) for the execution of an absorption-type merger in which OSF would be the absorbed company and JSF the surviving company (“the Merger” hereinafter).

As part of the new company created by the merger, we will continue to serve as a designated securities finance company for margin loan services on securities exchanges, and will continue to make steady progress on our social mission of improving the convenience of equity market participants and investors and contributing to the development of securities markets.

We hope that our shareholders will agree with the intent behind the Merger and seek their approval of the Merger Agreement.

2.	Outline of Merger Agreement

Below is the content of the Merger Agreement entered into by OSF and JSF on January 30, 2013.

Merger Agreement

Japan Securities Finance Co., Ltd. (“JSF” hereinafter) and Osaka Securities Finance Company, Ltd. (“OSF” hereinafter) enter into the following agreement dated January 30, 2013 (“the Signing Date” hereinafter) regarding the merger of JSF and OSF ("the Agreement" hereinafter).

Article 1 (Method of Merger)

1.	As set forth in this Agreement, JSF and OSF shall execute an absorption-type merger in which JSF is the surviving company and OSF the absorbed company (“the Merger” hereinafter).

2.
The Merger shall enter into force with condition precedent of OSF acquiring all issued Class 1 preferred shares from Class 1 preferred shareholders (“the Preferred Share Buy-back” hereinafter) and retiring all of them, as agreed separately by JSF and OSF.

Article 2 (Names and addresses)

The names and addresses of JSF and OSF are as indicated below.

(1)	JSF (surviving company)

Name:	Japan Securities Finance Co., Ltd.
Address:	2-10, 1-Chome, Nihonbashi Kayabacho, Chuo-ku, Tokyo

(2)	OSF (absorbed company)

Name:	Osaka Securities Finance Company, Ltd.
Address:	4-6, 2-Chome, Kitahama, Chuo-ku, Osaka

Article 3 (Shares delivered under the Merger and their allocation)

1.
At the time of the Merger, JSF shall deliver to shareholders other than JSF and OSF registered or recorded on OSF’s final shareholder registry on the date immediately prior to the effective date of the Merger, 0.39 shares in JSF per share in OSF’s common stock owned.

2.
In the event that the number of shares in JSF to be delivered to a shareholder under the terms of the preceding paragraph is a fractional amount of less than 1 share, JSF may dispose of said fractional amount pursuant to Article 234 of the Companies Act.

3.
In conjunction with the Merger, OSF shall not allocate or deliver monies in exchange for the issued Class 1 preferred shares to be acquired and extinguished by OSF in the Preferred Share Repurchase prior to the entering into effect of the Merger.

Article 4 (Amount of capital and capital reserves)

The increase in the capital, capital reserves and retained earnings of JSF in conjunction with the Merger shall be zero yen in all cases.

Article 5 (Effective date)

The effective date of the Merger shall be July 22, 2013. However, this date may be changed as mutually agreeable to JSF and OSF when necessary for the execution of procedures for the Merger or when necessitated by other events.

Article 6 (General Meeting of Shareholders to approve Merger Agreement)

1.
Under the provisions of Article 796(3) of the Companies Act, JSF shall execute the Merger without the approval of a General Meeting of Shareholders for this Agreement as set forth in Article 795(1) of the Companies Act. However, in the event that a resolution by a General Meeting of Shareholders of JSF approving this Agreement is required under the provisions of Article 796(4), JSF shall seek approval for this Agreement in a General Meeting of Shareholders of JSF to be convened prior to the effective date.

2.
OSF shall seek approval of this Agreement and the Merger in the Extraordinary General Meeting of Shareholders, class meeting for common stock holders and class meeting for holders of Class 1 preferred shares scheduled for late March 2013. However, this date may be changed as mutually agreeable to JSF and OSF when necessary for the execution of procedures for the Merger or when necessitated by other events.

Article 7 (Modification of Articles of Incorporation)

In the event that modifications of JSF’s Articles of Incorporation are required in conjunction with the Merger, JSF shall formulate proposed modifications to the Articles of Incorporation in consultation with OSF, shall submit a proposal to modify the Articles of Incorporation to a General Meeting of Shareholders of JSF to be convened prior to the effective date and shall seek approval therefore, said approval constituting a condition precedent to the force of the Merger.

Article 8 (Succession to asset)

OSF shall on the effective date of the Merger transfer to JSF all assets, liabilities and rights and duties based on the balance sheet and other financial statements as at March 31, 2013 and adjusted for increases and decreases prior to the effective date.

Article 9 (Duty of care obligation)

JSF and OSF shall execute their operations and manage and administer their property with a duty of care during the period between the signing date and the effective date, and shall take no action that would have a material impact on their assets or rights and duties without prior consultation between JSF and OSF.

Article 10 (Retirement of treasury stock)

OSF shall retire all treasury stock owned by OSF by the day prior to the entering into effect of the Merger (“Base Time” hereinafter) (this includes treasury stock acquired under the Preferred Share Buy-back and treasury stock purchased under a request for purchase of shares from shareholders opposing the Merger as set forth in Article 785(1) of the Companies Act) at the Base Time by a resolution of the Board of Directors of OSF in a meeting to be convened by the day prior to the effective date.

Article 11 (Modification of the terms of the Merger and cancellation of this Agreement)

1.
JSF and OSF may modify or cancel this Agreement as mutually agreeable after engaging in timely and good faith discussions in the event of the occurrence or identification of a material event that could impede the execution of the Merger under this Agreement between the signing date and the effective date (including events already known at the time this Agreement is entered into but learned to be material after entering into this Agreement).

2.
In addition to the provisions of the preceding paragraph, JSF and OSF may modify or cancel this Agreement as mutually agreeable after engaging in timely and good-faith discussions in the event of force majeure or other event occurring between the signing date and the effective date resulting in or identifying material changes to the assets or businesses of JSF or OSF (including changes known at the time this Agreement is entered into but learned to be material after entering into this Agreement).

Article 12 (Force of this Agreement)

This Agreement shall be null and without force in the event that JSF or OSF fail to obtain the approval resolutions for this Agreement from their General Meetings of Shareholders or class meetings as required under applicable laws and ordinances, and in the event that they fail to obtain the permits etc. from relevant government agencies required for the execution of the Merger under applicable laws and ordinances.

Article 13 (Matters not stipulated in this Agreement)

Any matters not stipulated in this Agreement and required for the execution of the Merger shall be mutually agreed upon by JSF and OSF in accordance with the intent of this Agreement.

IN WITNESS WHEREOF, two (2) copies of this Agreement have been created, signed and sealed by JSF and OSF, each retaining one (1) copy in its possession.

3.	Outline of matters listed in the items to Article 182(1) of the Enforcement Orders to the Companies Act (excluding item 5 and item 6)

(1)	Appropriateness of the Merger consideration

OSF arrived at the following decision with respect to the appropriateness of the Merger consideration in the Merger Agreement entered into with JSF on January 30, 2013.

1	Appropriateness of total Merger consideration and total value

1) Merger Ratio

0.39 shares of common stock of JSF will be allocated per share of common stock of OSF.  Current shareholders of OSF to be allocated fractions of less than one share of common stock of JSF as a result of the Merger will be paid a cash amount equivalent to the fractional share as stipulated in Article 234 of the Company Act.

This Merger is subject to a condition requiring that all Class 1 preferred shares issued by OSF be acquired and retired no later than the day immediately preceding the effective date of the Merger.  No share will be allocated against this Class 1 preferred shares in the Merger.  In addition, the treasury stock held by OSF is scheduled to be retired prior to the effective date of the Merger.  No share will be allocated against such treasury stock.

Merger Ratio
Name of company	JSF (surviving company)	OSF (absorbed company)
Merger ratio	1	0.39

The merger ratio is subject to change upon the mutual consent of JSF and OSF in the event of material changes in conditions and circumstances underlying the calculation of such merger ratio.

The number of shares of common stock to be allocated by JSF as a result of the Merger is expected to be 14,257,943 shares.  This number may be adjusted for reasons including the retirement of OSF’s treasury stock.

2) Basis for calculation

To ensure the fairness and reasonableness of the merger ratio in the Merger, JSF and OSF separately retained third-party advisors independent of either company to calculate merger ratios. JSF retained Mizuho Securities Co., Ltd. (“Mizuho” hereinafter) and OSF retained Nomura Securities Co., Ltd. (“Nomura” hereinafter) as their third-party advisors.

JSF received a merger ratio calculation report from Mizuho prior to signing the Merger Agreement. Below is a summary of the findings contained in Mizuho’s report.

Mizuho evaluated the two companies’ financial positions and market share prices of their common stock and then used market price analysis to calculate a merger ratio for the common stock of JSF and OSF because market share prices were available for both. It also used the dividend discount model (“DDM” hereinafter) which is widely used as a method for valuating financial companies, to reflect future business activities for both JSF and OSF. Below are the results according to each method. The merger ratio ranges presented below represent the number of common stock of JSF to be allocated per common stock of OSF.

Methodology	Range of the merger ratio
Market price analysis	0.433 ～ 0.465
DDM	0.333 ～ 0.411

The base date of valuation for the market price analysis calculations was January 29, 2013, and prices used for the common stock of JSF on the 1st Section of the Tokyo Stock Exchange and the common stock of OSF on the 1st Section of the Osaka Securities Exchange were the prices on the base date, average closing prices for the one-week period preceding the base date, average closing prices for the one-month period preceding the base date, average closing prices for the three-month period preceding the base date and average closing prices for the six-month period preceding the base date.

In calculating the merger ratio, Mizuho made various assumptions, including that information provided by JSF and OSF and information publicly available was accurate and complete, and that there were no undisclosed facts which could materially impact calculations of the merger ratio. It did not perform an independent appraisal or assessment of the assets and liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of the two companies. Likewise, it assumed that the financial forecasts of JSF and OSF referred to in calculations were prepared and presented reasonably on the basis of the best forecasts and judgments available to the two companies. Mizuho did not perform independent assessments of the accuracy, reasonableness and feasibility of JSF and OSF’s respective forecasts.

OSF received a merger ratio calculation report from Nomura prior to signing the Merger Agreement. Below is a summary of the findings contained in Nomura’s report.

Nomura used market price analysis to calculate the merger ratio because market share prices were available for the common stock of both JSF and OSF. Nomura also used DDM* and contribution analysis** for its calculations.  Below are the results according to each method.  The merger ratio ranges presented below represent the number of common stock of JSF to be allocated per common stock of OSF.

*
DDM: A methodology to analyze stock value by discounting shareholders’ expected profits to the present value by using capital costs of each company, to reflect future business activities in valuation.  The profits attributable to the shareholders are calculated by taking into account the amounts of internal reserves and others required for maintaining certain capital structure.

**	Contribution analysis: A methodology to analyze a degree of contribution based on primal financial indicators of JSF and OSF

Methodology	Range of the merger ratio
Market price analysis 1	0.431 ～ 0.458
Market price analysis 2	0.414 ～ 0.467
DDM	0.278 ～ 0.344
Contribution analysis	0.230 ～ 0.357

The base dates of valuation for the market price analysis were January 28, 2013 (“base date 1” hereinafter), and October 15, 2012, the date on which JSF and OSF published “Announcement concerning the initiation of joint deliberation towards Business Integration between JSF and OSF” (“base date 2” hereinafter).  Prices used for the common stock of JSF on the 1st Section of the Tokyo Stock Exchange and the common stock of OSF on the 1st Section of the Osaka Securities Exchange were the closing prices on the base date 1, average closing prices for the one-week period preceding the base date 1, average closing prices for the one-month period preceding the base date 1, average closing prices for the three-month period preceding the base date 1, average closing prices for the six-month period preceding the base date 1, closing prices on the base date 2, average closing prices for the one-week period preceding the base date 2, average closing prices for the one-month period preceding the base date 2, average closing prices for the three-month period preceding the base date 2 and average closing prices for the six-month period preceding the base date 2.

In calculating the merger ratio, Nomura used information provided by JSF and OSF as well as information publicly available, assuming that such information and materials were accurate and complete, and did not perform independent assessments for accuracy and completeness. In addition, Nomura did not perform an independent appraisal or assessment of the assets and liabilities (including contingent liabilities) of JSF, OSF and their respective affiliate companies, and did not commission an appraisal or assessment by third parties. Nomura assumed that the financial forecasts of JSF and OSF referred to in its calculations were prepared and presented reasonably on the basis of the best forecasts and judgments available to the management of the two companies.

JSF furnished the financial forecasts of both JSF and OSF to Mizuho and OSF furnished the financial forecasts of both JSF and OSF to Nomura. These forecasts provided the basis for the DDM analysis. The financial forecasts for JSF furnished to Mizuho and Nomura as the basis to be used in the DDM analysis represented a steady financial performance primarily because of increase in revenues from the margin loan business based on positive changes in the external business environment, and include years projecting significant increases in net income compared to the preceding year. The financial forecasts for OSF furnished to Mizuho and Nomura as the basis to be used in the DDM analysis include years projecting significant increase in net income compared to the preceding business year, primarily because of increase in revenue from the margin loan business based on positive changes in the external business environment and profits from government bond investments, as well as some years projecting significant decrease in net income because of disappearance of extraordinary profits.

3) Calculation process

JSF and OSF engaged in detailed, painstaking negotiations and discussions regarding the merger ratio. JSF referred to the findings of Mizuho regarding the merger ratio, and OSF referred to the findings of Nomura regarding the merger ratio, comprehensively taking into account such factors as financial position, current status of assets, change in stock market prices for a certain period based on the potential changes of economic and financial environments, future business and performance forecasts of each company.  JSF and OSF reached an agreement on January 30, 2013 on the merger ratio noted in 1) above of this document (“Merger ratio”) as a reasonable merger ratio.

4) Relationship with advisors

Mizuho, the third-party advisor retained by JSF, and Nomura, the third-party advisor retained by OSF, are each independent of both JSF and OSF, and do not constitute related parties of either JSF or OSF, nor do they have notable material interests in respect of the Merger.

2	Reason for selecting the selected categories of asset as consideration of Merger

OSF and JSF selected common stock in JSF, the surviving company, as consideration for shares in OSF in conjunction with the Merger.

OSF and JSF determined common stock in JSF to be an appropriate consideration in the Merger because the common stock of JSF is listed on the Tokyo Stock Exchange and is liquid, ensuring opportunities for trading, and because holders of OSF’s common stock will, by receiving common stock in JSF, as the surviving company, be able to benefit from the integration effects from the Merger.

3	Efforts to prevent injury to the interests of shareholders in the absorbed company when the surviving company and absorbed company are under common control

Not applicable.

4	Appropriateness of JSF’s capital and capital reserves

Below are the increases in the capital, capital reserves and retained earnings of JSF as a result of the Merger. This treatment was determined within the scope of applicable laws and ordinances after a comprehensive consideration and investigation of JSF’s capital policy and other circumstances after the Merger, and is considered to be appropriate by the companies.

1)	Increase in capital:	0 yen
2)	Increase in capital reserves:	0 yen
3)	Increase in legal retained earnings:	0 yen

(2)	Reference information on Merger consideration

1	Stipulations in JSF’s Articles of Incorporation

Articles of Incorporation of Japan Securities Finance Co., Ltd.

CHAPTER 1 GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Company shall in Japanese be “Nihon Shoken Kinyu Kabushiki Kaisha” and in English be “JAPAN SECURITIES FINANCE CO., LTD.”

Article 2. (Purposes)
The Company shall be organized for the purposes of operating the following businesses.
(1)
To lend the necessary cash or securities for the settlement of the margin transactions, etc. through the clearing systems of the exchange financial instruments market provided by financial instruments exchanges.

(2)	To lend cash to financial instruments firms or their clients (excluding businesses mentioned in (1) above).
(3)	To lend cash by accepting securities collateral (excluding businesses mentioned in (1) and (2) above).
(4)	To lend or borrow securities (excluding businesses mentioned in (1) above) or to act as an intermediary or proxy for such business.
(5)	To deliver securities by proxy.
(6)	To administer and take custody of securities.
(7)	To acquire or transfer securities or loan credits.
(8)	To pay the principal and interest on government bonds as an agent.
(9)	To operate all businesses incidental to any of the above.

Article 3. (Location of Head Office)
The head office of the Company shall be located in Chuo-ku, Tokyo.

Article 4. (Institutions)
The Company shall, in addition to the general meetings of shareholders and the directors, have the following institutions:
(1)	Board of Directors
(2)	Auditors
(3)	Board of Auditors
(4)	Accounting Auditors

Article 5. (Method of Public Notices)
The public notices of the Company shall be made electronically. However, if notification cannot be made electronically due to unforeseen and/or unavoidable circumstances, notification shall be made by publication in the daily newspaper “The Nihon Keizai Shimbun.”

CHAPTER 2  SHARES

Article 6. (Total Number of Authorized Shares)
The total number of shares that the Company is authorized to issue shall be 200,000,000 shares.

Article 7. (Acquisition of Own Shares)
The Company may purchase its own shares in market transactions, etc. pursuant to a resolution of the Board of Directors in accordance with the provisions of Article 165, Paragraph 2 of the Company Law.

Article 8. (Share Units)
Unit of the shares of the Company shall be 100 shares.

Article 9. (Rights with Respect to Fractional Shares)
The shareholders of the Company shall not exercise any rights with respect to fractional shares that they hold other than the rights listed below:
(1)	Rights as set forth in the subparagraphs to Article 189, Paragraph 2 of the Company Law;
(2)	Rights to lodge claims pursuant to the provisions of Article 166, Paragraph 1 of the Company Law;
(3)	Rights to receive allocations of subscription shares and subscription warrants proportional to the number of shares held by the shareholder.

Article 10. (Shareholder Register Manager)
1.	The Company shall appoint a shareholder register manager.
2.	The shareholder register manager and its office shall be designated by the Board of Directors of the Company, and a public notice shall be given with regard to this designation.
3.
The creation and maintenance of the shareholder register and the warrant register, and all other services with respect to the shareholder register and the warrant register shall be entrusted to the shareholder register manager and the Company shall not handle these services.

Article 11. (Rules on Handling Shares)
The handling of the shares of the Company and any fees associated therewith shall be in accordance with applicable laws and ordinances, these Articles of Incorporation and the Rules on Handling Shares formulated by the Board of Directors.

CHAPTER 3  GENERAL MEETINGS OF SHAREHOLDERS

Article 12. (Holding General Meetings of Shareholders)
The regular general meetings of shareholders of the Company shall be held within three months of the day following the end of each business year. Special general meetings of shareholders may be called whenever necessary.

Article 13. (Record Date for Regular General Meetings of Shareholders)
The record date for voting rights at regular general meetings of shareholders shall be March 31 of each year.

Article 14. (Authorization to Convene and Chairmanship)
1.	The President shall convene and chair general meetings of shareholders.
2.
In the event of absence or inability to perform his or her duty, a director shall act for the President in convening and chairing general meetings of shareholders in the order prescribed in advance by the Board of Directors.

Article 15. (Disclosure of Documentation and Reference Materials, etc. for General Meetings of Shareholders over the Internet and Assumption of Provision)
The Company may use the Internet as prescribed in Ministry of Justice ordinance to disclose information to be noted or presented in reference materials for general meetings of shareholders, business reports, financial statements and consolidated financial statements in conjunction with the convocation of general meetings of shareholders and may assume that the said information has been provided to shareholders.

Article 16. (Methods for Making Resolutions)
1.
The general meeting of shareholders shall make resolutions by a majority of votes of the shareholders present and authorized to exercise voting rights, unless otherwise provided in laws, ordinances or these Articles of Incorporation.

2.
The resolution provided for in Article 309, Paragraph 2 of the Company Law shall be adopted by a two-thirds or more majority with participation of shareholders authorized to exercise not less than one-third of the voting rights of all shareholders.

Article 17. (Proxy Exercise of Voting Rights)
1.	Shareholders may designate one other shareholder with voting rights in the Company to exercise their voting rights as proxies.
2.	In such cases, the shareholder or proxy shall submit to the Company any documents attesting to proxy rights to each general meeting of shareholders.

CHAPTER 4  DIRECTORS AND BOARD OF DIRECTORS

Article 18. (Number of Directors)
The number of directors of the Company shall not exceed nine.

Article 19. (Election of Directors)
1.	Directors shall be elected by a resolution of the general meeting of shareholders.
2.	Directors shall be elected by a majority of votes with the participation of shareholders authorized to exercise not less than one-third of the voting rights of all shareholders.
3.	No cumulative voting shall be employed in the election of directors.

Article 20. (Term of Office of Directors)
1.
The term of office of directors shall be from the date of their election until the conclusion of the regular general meeting of shareholders for the final business year concluding within one year of their election.

2.	The term of office of directors who are elected to fill vacancies or in addition to those already in office shall be until the expiration of the term of office of the other directors in office.

Article 21. (Notices for Meetings of Board of Directors)
1.	Notices for the meetings of the board of directors shall be given to all the directors and auditors three days in advance of each meeting, except that in an emergency this interval may be shortened.
2.	These procedures may be omitted in the convocation of meetings of the Board of Directors when consented to by all directors and auditors.

Article 22. (Omission of Board of Directors Resolutions)
The Company may deem the Board of Directors to have passed a resolution if all directors (limited to directors who are entitled to vote) provide written expression of their intent to affirm the proposed resolution. However, this shall not apply in the event that any auditor expresses objections to the proposed resolution.

Article 23. (Representative Directors)
The Board of Directors shall appoint, in accordance with its resolutions, representative directors. However, officers and employees of financial instruments firms shall not be appointed as representative directors.

Article 24. (Directors with Specific Duties)
The Board of Directors may appoint, in accordance with its resolutions, a Chairman, a President, a Vice President and several Senior Managing Directors and Managing Directors from among the directors.

Article 25. (Regulations of Board of Directors)
Matters related to the Board of Directors shall follow the provisions of applicable laws and ordinances, these Articles of Incorporation and the Regulations of the Board of Directors formulated by the Board of Directors.

Article 26. (Executive Officers)
The Company may, in accordance with a resolution of the Board of Directors, appoint Executive Officers.

Article 27. (Executive Advisers, Advisers and Counselors)
The Company may, in accordance with a resolution of the Board of Directors, appoint Executive Advisers, Advisers and Counselors.

Article 28. (Remuneration, etc. for Directors)
The remuneration, bonuses and other financial interests received by directors as countervalue for the execution of their duties (hereinafter called “remuneration, etc.”) shall be decided by a resolution of the general meetings of shareholders.

CHAPTER 5  AUDITORS AND BOARD OF AUDITORS

Article 29. (Number of Auditors)
The number of auditors of the Company shall not exceed four.

Article 30. (Election of Auditors)
1.	Auditors shall be elected by a resolution of the general meetings of shareholders.
2.	Auditors shall be elected by a majority of votes with the participation of shareholders authorized to exercise not less than one-third of the voting rights of all shareholders.

Article 31. (Term of Office of Auditors)
1.
The term of office of auditors shall be from the date of their election until the conclusion of the regular general meeting of shareholders for the final business year concluding within four years of their election.

2.
The term of office of auditors who are elected to fill vacancies on the Board of Auditors due to resignations prior to the expiration of terms shall be until the expiration of the term of the resigning auditor.

Article 32. (Standing Auditors)
The Board of Auditors shall appoint, in accordance with its resolutions, standing auditors.

Article 33. (Notices for Meetings of Board of Auditors)
1.	Notices for the meetings of the board of auditors shall be given to all auditors three days in advance of each meeting, except that in an emergency this interval may be shortened.
2.	These procedures may be omitted in the convocation of meetings of the Board of Auditors when consented to by all auditors.

Article 34. (Regulations of Board of Auditors)
Matters related to the Board of Auditors shall follow the provisions of applicable laws and ordinances, these Articles of Incorporation and the Regulations of the Board of Auditors formulated by the Board of Auditors.

Article 35. (Remuneration, etc. for Auditors)
The remuneration, etc. for auditors shall be decided by a resolution of the general meeting of shareholders.

CHAPTER 6  ACCOUNTING

Article 36. (Business Year)
The business year of the Company shall begin every year on April 1 and end on March 31 of the following year.

Article 37. (Surplus Dividends)
1.
The Company may, in accordance with a resolution of the general meeting of shareholders, pay year-end dividends to shareholders recorded on the final shareholder register and to registered pledge-holders as at March 31 of each year.

2.
The Company may, in accordance with a resolution of the Board of Directors, pay interim dividends to shareholders recorded on the final shareholder register and to registered pledge-holders as at September 30 of each year.

Article 38. (Exclusion of Dividends)
In the event that dividend assets are cash, the Company shall be exempted from liability for payment if a shareholder has not collected dividends within three years of the date on which payment of dividends begins.

2	Conversion method for the Merger consideration

1) Markets trading the Merger consideration

First Section, Tokyo Stock Exchange

2) Providers of mediation and agency services in trading the Merger consideration

Securities companies throughout Japan

3) Restrictions on assignment or other disposal of the Merger consideration, if any

Any shareholders owning fractional shares (shares less than the minimum trading unit of 100 shares) of JSF as a result of the Merger will have the right to receive dividends on dates of record subsequent to the effective date of the Merger according to the number of shares that they own, including factional shares. They will not, however, be able to sell such fractional shares on financial instruments exchange markets. Shareholders owning fractional shares of JSF may make use of the fractional share purchase program (program for the purchase by JSF at the request of shareholders of common stock of JSF less than 1 trading unit and unsellable on financial instruments exchange markets).

3	Market price of the Merger consideration

Below are the monthly high and low share prices of JSF for the most recent 6 months.
(Yen)
By month	Sept. 2012	Oct. 2012	Nov. 2012	Dec. 2012	Jan. 2013	Feb. 2013
Highest	383	379	402	561	630	661
Lowest	352	333	342	385	521	588

(3)	Appropriateness of treatment of stock warrants in the Merger

Not applicable.

(4)	Description of JSF’s accounting statements etc. for the last business year

Please refer to JSF’s “Annual Report 2012” posted on JSF’s web-site.
(http://www.jsf.co.jp/english/ir/view.php?id=200&category=16)

(5)	Content of temporary account as of the date after the final date of JSF’s last business year as the provisional calculation date

Not applicable.

(6)	Disposition by JSF of important assets, undertaking of important obligations, and other events that would have a material impact on the company’s asset after the final date of the last business year

Not applicable.

(7)	Disposition by OSF of important assets, undertaking of important obligations, and other events that would have a material impact on the company’s asset after the final date of the last business year

In a meeting held on September 14, 2012, the Board of Directors of OSF responded to a takeover bid by Nomura Research Institute, Ltd. for shares in Daiko Clearing Services Corporation and sold all shares owned by OSF (4,985,445 shares). As a result, OSF recorded extraordinary income (proceeds on the sale of investment securities) of 330 million yen for the third quarter of the fiscal year ending March 2013.

Agenda 2: Buy-back of Class 1 preferred shares

1.	Reasons for proposal

The Merger Agreement between OSF and JSF requires OSF to acquire and retire all issued Class 1 preferred shares as a condition precedent to the entering into effect of the Merger (for details, see Agenda Item 1, “2. Outline of merger agreement”). Because of this, OSF proposes to acquire Class 1 preferred shares as described below in “2. Outline of buy-back of Class 1 preferred shares.”

We hope that shareholders will agree with the intent of the Merger (for details see Agenda Item 1, “1. Reasons for merger”), and we seek the approval of shareholders for the buy-back of Class 1 preferred shares required for the execution of the Merger.

2.	Outline of buy-back of Class 1 preferred shares

(1)	Class of shares to be acquired: Class 1 preferred shares

(2)	Number of shares to be acquired: 15 million shares

(3)	Nature and amount of money etc. to be delivered in exchange for shares acquired: 3,165 million yen

(4)	Term during which shares can be acquired: from the conclusion of the Extraordinary General Meeting of Shareholders on March 29, 2013 until July 21, 2013

Cautionary Statement Regarding Forward-Looking Statements

This notice contains forward-looking statements that reflect JSF and OSF’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause JSF and OSF’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

End of document

Common Stock Class Meeting Reference Documents

Agenda items and reference information

Agenda: Approval of the merger agreement between the Company and Japan Securities Finance Co., Ltd.

The description of this agenda item is the same as found in Agenda Item 1, “Approval of the merger agreement between the Company and Japan Securities Finance Co., Ltd.” on the Extraordinary General Meeting of Shareholders Reference Documents.

End of document

Osaka Securities Finance Company, Ltd.

Business Report
(From April 1, 2011 to March 31, 2012)

1	Status of company

(1)	Conduct and results of operations

There were many downside risk factors that weighed on the Japanese economy this term, including supply constraints resulting from the Great East Japan Earthquake, the European financial crisis and appreciation of the yen, and damage to overseas production. Nonetheless, signs of improvement began to be seen in the latter half of the year, and coming into the end of the fiscal year there were recoveries in consumer spending and capital investment that indicated the start of a modest turnaround.

On the stock market, the Nikkei Index opened the year at the 9,700 yen level, but by May had moved above 10,000 yen. The Nikkei Index later declined in response to falling prices for the NY Dow, but in July expectations of economic recovery produced strong price movements and returned the market above the 10,000 yen line. Later in the year, concerns about the outlook for the global economy and the yen at historically high levels produced a string of declines, and in late November the market fell to the 8,100 yen level, its lowest in two years and eight months. Nonetheless, at the start of the new year expectations of economic recovery in the United States combined with additional monetary easing by the Bank of Japan to halt the appreciation of the yen. The stock market welcomed this, and by mid-March was above 10,000 yen for the first time in seven and a half months.

During this period, the outstanding balance of standardized margin buying on the Osaka market rose from the 140 billion yen level at the beginning of the term to the 170 billion yen level in June. It weakened thereafter in reaction to falling share prices, and at the beginning of the calendar year fell briefly into the 110 billion yen level, but by the end of the fiscal year had recovered somewhat to the 130 billion yen level.

Reflecting these circumstances, the Company’s average balance of funds in operation declined 4.2 billion yen year-on-year to 218.7 billion yen, but the income generated therefrom rose 6.6% year-on-year to 2,777 million yen due to an increase in profit on securities operations, among other factors.

As a result, operating revenue for the term rose 29 million yen year-on-year to 3,464 million yen, and recurring income/loss moved into the black with recurring income of 263 million yen (compared to a recurring loss of 795 million yen the previous year). Primary factors in this were a decline in interest on borrowings and other operating expenses, and a decline in general and administrative expenses, primarily provision of allowance for doubtful receivables. Meanwhile, net income recorded a significant decline of 2,955 million yen year-on-year to 309 million yen, though the Company was able to maintain profitability. The primary factor for the decline was the elimination of special factors (repayment of rehabilitation claims against Lehman Brothers Japan Inc. and capital gains totaling 4,786 million yen) that had led to the posting of extraordinary income in the previous term.

Below is a discussion of results for individual businesses.

1.	Funds investment

1)	Loans for margin transactions

The term average balance of loans for margin transactions (including 3.7 billion yen in collateral money for securities borrowed for margin transactions) increased 1.6 billion yen year-on-year to 39.6 billion yen in a reflection of the strong outstanding balance of standardized margin buying during the first half, but the income generated by loans on margin transactions declined 9.1% year-on-year to 317 million yen due to declining yields.

2)	Lending to financial instruments companies

The term average balance of lending to financial instruments companies declined 2.4 billion yen year-on-year to 12.6 billion yen due to lackluster demand for “loans for negotiable margin transactions,” a product that provides backup for negotiable margin transactions. Likewise, income from lending to financial instruments companies declined 25.2% year-on-year to 120 million yen.

3)	Lending to general investors (secured loans on securities)

The Company aggressively marketed the benefits and convenience of “Com-Stock Loans,” the industry’s first indirect net transaction, and the Tokyo Branch conducted strong sales activities in the Greater Tokyo area for “Business Loans,” a product sold by visiting customer premises, But the term average balance of lending to general investors declined 5.3 billion yen year-on-year to 25.7 billion yen, and income from lending to general investors declined 16.8% year-on-year to 895 million yen because expectations of recovery in the securities market did not materialize as quickly as expected.

4)	Repo transaction (equity and bond repo transactions)

The term average balance of repo transactions declined 5.3 billion yen year-on-year to 68.3 billion yen due to efforts to reduce transactions with low profitability, and the income from repo transactions declined 12.4% year-on-year to 550 million yen.

5)	Investments of deposits and securities

The term average balance of investments of deposits and securities increased 7.3 billion yen year-on-year to 72.3 billion yen, and the income generated by investments of deposits and securities increased 2.3-fold year-on-year to 894 million yen, in part because of the posting of proceeds on the sale of government bonds resulting from replacement transactions.

2.	Securities lending

1)	Loans for margin transactions

The term average balance of securities lent in margin transactions declined 1.9 billion yen year-on-year to 10.8 billion yen, and the income generated by securities lent in margin transactions declined 21.2% year-on-year to 572 million yen.

2)	General stock lending

General stock lending declined 4.5 billion yen year-on-year to 13.3 billion yen, and income from general stock lending declined 39.5% year-on-year to 8 million yen. The primary factor was low borrowing demand during the second half.

3)	Bond lending

The contract value of bond lending declined 22 billion yen year-on-year to 167.5 billion yen, and income from bond lending declined 42.1% year-on-year to 0 million yen. The primary factor was a slump in new borrowing demand during the second half.

(2)	Status of capital investments

Nothing of note.

(3)	Status of fund-raising

Nothing of note.

(4)	Challenges to be addressed

The Company emphasizes market development as the institution providing margin loan business on JASDAQ and other markets, and it endeavors to improve its corporate value with steady efforts to strengthen and expand its base of operations while adapting flexibly to changing business environments. Initiatives going forward will focus on providing higher-quality services that better reflect more rapidly changing financial and securities market environments and the current needs of customers. The Company will also emphasize profitability, rigorously rationalizing operations and reducing costs, and continuing to monitor and review the allocation of business resources. In addition, it will endeavor to establish sound finances and a stable base of operations through appropriate risk management.

We look forward to the continuing support, patronage and advice of our shareholders.

(5)	Status of assets, profit/loss

(millions of yen, except per share amount)
	95th term from Apr. 1, 2008 to Mar. 31, 2009	96th term from Apr. 1, 2009 to Mar. 31, 2010	97th term from Apr. 1, 2010 to Mar. 31, 2011	98th term from Apr. 1, 2011 to Mar. 31, 2012
Operating revenues	6,851	5,127	3,435	3,464
Recurring income/loss	107	606	(795)	263
Net income/loss	(13,735)	564	3,265	309
Net income/loss per share	(375.07)	9.71	83.58	2.73
Total assets	368,599	293,666	236,116	238,431
Net assets	15,154	15,382	17,751	18,020
(Notes)
1.	The net loss posted to the 95th term was primarily the result of loss on the sale of investment securities in conjunction with the liquidation of transactions with Lehman Brothers Japan Inc.
2.	The increase in net income for the 97th term was from the posting of the repayment amount and proceeds on the sale of rehabilitation claims held against Lehman Brothers Japan Inc.
3.	The 98th term is as presented in “1 (1) Conduct and results of operations”

(6)	Major areas of business (as at March 31, 2012)

The Company is an institution specializing in securities finance and licensed under the Financial Instruments and Exchange Act. It lends funds and securities secured with cash and securities etc. to financial instruments companies, financial institutions, general investors and other counterparties.

i	Funds management

(a)	Loans for margin transactions

The Company lends to trading participants on the Osaka Securities Exchange Co., Ltd. funds required for the settlement of margin transactions (purchasing) using the Exchange’s clearing facilities.

(b)	Lending to financial instruments companies

The Company lends to financial instruments companies the operating cash required for operations and the funds required for the underwriting and trading of government and corporate bonds.

(c)	Lending to general investors (secured loans on securities)

The Company lends to general investors the funds required to purchase and hold etc. equities and government and corporate bonds.

(d)	Repo transactions (equity and bond repo transactions)

The Company borrows equities and bonds from financial instruments business operators and financial institutions and provides collateral money (collects interest payments on instruments).

(e)	Investments of deposits and securities

The Company invests in securities etc. meeting predefined standards for the purpose of efficiently managing its funds.

ii	Securities lending

(a)	Loans for margin transactions

The Company loans trading participants on the Osaka Securities Exchange Co., Ltd. the securities required for the settlement of margin transactions (selling) using the Exchange’s clearing facilities.

(b)	General stock lending

The Company lends to financial instruments companies stock etc. required for trading etc.

(c)	Bond lending

The Company lends to financial instruments companies and financial institutions bonds required for trading etc.

(7)	Major places of business (as at March 31, 2012)

Head Office	Chuo-ku, Osaka
Tokyo Branch	Chuo-ku, Tokyo

(8)	Employees (as at March 31, 2012)

Number of employees	Change from end of the previous term
62	Decrease of 2
(Notes) In addition to employees, the Company also has 8 temporary staff provided by a temporary staffing agency.

(9)	Parent company and subsidiaries (as at March 31, 2012)

1)	Status of parent company

Not applicable.

2)	Status of subsidiaries

Not applicable.

(10)	Major lenders (as at March 31, 2012)

(millions of yen)
Lender	Amount of borrowing
Aozora Bank	36,000
Bank of Japan	24,900
Development Bank of Japan	12,000
77 Bank	10,000
Resona Bank	8,400

2	Matters related to the Company’s stock (as at March 31, 2012)

(1)	Total authorized shares

Common Stock	94,500,000 shares
Preferred Share	15,000,000 shares

(2)	Total issued shares (excluding 440,948 shares of treasury stock)

Common Stock	36,559,052 shares
Class 1 Preferred Shares	15,000,000 shares

(3)	Number of shareholders at the end of the current business year

Common Stock	9,349
Class 1 Preferred Shares	8

(4)	Major shareholders

	Shares held
Name of Shareholders	Common Stock (1,000 shares)	Class 1 Preferred Shares (1,000 shares)	Total shares (1,000 shares)	Equity ownership ratio
Nomura Holdings, Inc.	2,000	5,000	7,000	13.5%
Daiko Clearing Services Corporation	4,299	-----	4,299	8.3%
Limited Company AFG	-----	2,500	2,500	4.8%
ODK Solutions Company, Ltd.	-----	2,500	2,500	4.8%
Japan Trustee Service Bank, Ltd. (Trust Account)	2,205	-----	2,205	4.2%
Shihon-Shijo Shinko Foundation	843	1,000	1,843	3.5%
Mizuho Corporate Bank, Ltd.	1,666	-----	1,666	3.2%
Bank of Tokyo-Mitsubishi UFJ, Ltd.	1,666	-----	1,666	3.2%
Resona Bank, Ltd.	1,666	-----	1,666	3.2%
Sumitomo Mitsui Banking Corporation	1,665	-----	1,665	3.2%

(5)	Other material matters relating to stock

Not applicable.

3	Matters relating to stock warrants etc. in the Company

Not applicable.

4	Matters related to Board of Directors, Auditors and Executive Officers

(1)	Directors and auditors (as at March 31, 2012)

Position	Name	Responsibility and Significant concurrent positions
President*	Takao Hotta	Responsibility for Compliance Director of ODK Solutions Company, Ltd. (Outside director) Auditor of Mazda Motor Corporation (Outside auditor)
Senior Managing Director*	Hirofumi Toratake	Responsibility for General Overview, Audit Department and Risk Management
Managing Director	Tsuyoshi Nishiyama	Responsibility for Fund & Securities Department, Tokyo Branch General Manager Fund & Securities Department
Director	Tadahiko Genta	Responsibility for Loan Department General Manager Loan Department
Director	Yasufumi Oda	Responsibility for Planning Department General Manager Planning Department
Director (Outside Director)	Yoshiaki Okitsu	President of IwaiCosmo Holdings, Inc. President of Iwai Securities Co., Ltd. Chairperson of Cosmo Securities Co., Ltd. Regional Chairperson of Japan Securities Dealers Association, Osaka Region
Director (Outside Director)	Kenichi Kanzaki
Director (Outside Director)	Shigeo Sasaki	Lawyer, Outside Director of Osaka Securities Exchange Co., Ltd.
Director (Outside Director)	Fuminori Yoshitake
Full-time Auditor	Shunji Ito	Outside Auditor of ODK Solutions Company, Ltd.
Auditor (Outside Auditor)	Hideo Wada
Auditor (Outside Auditor)	Kimiou Yamashita
(Notes)
1.	Asterisk (*) indicates representative director.
2.	Directors Yoshiaki Okitsu, Kenichi Kanzaki, Shigeo Sasaki and Fuminori Yoshitake are outside directors under Article 2 (xv) of the Companies Act.
3.	Auditors Hideo Wada and Kimiou Yamashita are outside auditors under Article 2 (xvi) of the Companies Act.
4.	Auditor Shunji Ito also has experience in the Company’s accounting section and significant expertise in finance and accounting.
5.
Director Shigeo Sasaki is an independent director with no conflicts of interest with general shareholders for which reporting is obligated under the rules of the Osaka Securities Exchange and Tokyo Stock Exchange.

6.	Directors Ikukazu Nishii and Tsuyoshi Kuriyama resigned as directors of the Company with the expiration of their terms at the end of the 97th Ordinary General Meeting of Shareholders on June 24, 2011.
7.	Director Yoshiaki Okitsu was appointed President and Representative Director of IwaiCosmo Securities Co., Ltd. on May 1, 2012.
8.	Director Shigeo Sasaki was appointed Outside Director of IwaiCosmo Securities Co., Ltd. on May 1, 2012.

(2)	Director and auditor compensation

Category	Number of persons	Compensation
Directors	11	¥114 million
Auditors	3	¥23 millions
Total	14	¥138 million
(Outside directors and outside auditors)	(7)	(¥18 million)
(Notes)
1.	The compensation etc. amount above includes 38 million yen allocated to the provision for directors’ retirement benefits for this business year.
2.	The director compensation etc. includes 28 million yen in employee wages (including bonuses) for employees concurrently serving as directors.

(3)	Matters concerning outside directors

1)	Important positions at other entities, relationship between the Company and other entities

Director Yoshiaki Okitsu is President and Representative Director of Iwaicosmo Holdings, Inc. and Iwai Securities Co., Ltd., and is Chairman of the Board of Directors at Cosmo Securities Co., Ltd. The Company provides lending services etc. to Iwai Securities Co., Ltd. and Cosmo Securities Co., Ltd.

Note that Iwai Securities Co., Ltd. and Cosmo Securities Co., Ltd. merged on May 1, 2012 to form IwaiCosmo Securities Co., Ltd. The Company continues to provide lending services etc. to IwaiCosmo Securities Co., Ltd.

Director Shigeo Sasaki is an outside director of Osaka Securities Exchange Co., Ltd. The Company is a designated securities finance company of Osaka Securities Exchange Co., Ltd.

2)	Major activities

Category	Name	Major activities
Director	Yoshiaki Okitsu	Attended 10 of 11 Board of Directors meetings held during the year and made comments necessary for deliberation of the agenda etc. based on experience primarily in the securities industry.
Director	Kenichi Kanzaki	Attended 10 of 11 Board of Directors meetings held during the year and made comments necessary for deliberation of the agenda etc. based on experience primarily in the finance industry.
Director	Shigeo Sasaki	Attended 10 of 11 Board of Directors meetings held during the year had made comments necessary for deliberation of the agenda etc. based on experience primarily in the legal services industry.

Category	Name	Major activities
Director	Fuminori Yoshitake
Attended all 9 Board of Directors meetings held since appointment and made comments necessary for deliberation of the agenda etc. based on experience primarily in the finance industry and securities industry.

Auditor	Hideo Wada
Attended all 11 Board of Directors meetings and 14 Board of Auditors meetings held during the year and made comments necessary for deliberation of the agenda etc. primarily from the perspective of risk management.

Auditor	Kimiou Yamashita
Attended 10 of the 11 Board of Directors meetings and 13 of the 14 Board of Auditors meetings held during the year and made comments necessary for deliberation of the agenda etc. primarily from the perspective of risk management.

3)	Outline of liability limitation contract

The Company has entered into agreements with all outside directors limiting liability for compensation for damages under Article 423 (1) of the Companies Act. Under these agreements, liability for compensation is limited to the minimum liability amount defined in applicable laws and ordinances.

5	Matters related to Accounting auditors

(1)	Name

Ernst & Young ShinNihon LLC

(2)	Compensations etc.

1) Compensation etc. during the business year	¥ 25 million
2) Total monetary and other financial benefits to be paid by the Company	¥ 25 million
(Notes)
The auditing agreement between the Company and the accounting auditor does not distinguish between auditing under the Companies Act and auditing under the Financial Instruments and Exchange Act, so the amount in 1) includes compensation etc. for auditing under the Financial Instruments and Exchange Act.

(3)	Guidelines on decisions to dismiss or decline to renew contracts with accounting auditors

In addition to the dismissal of accounting auditors by the Board of Auditors under Article 340 of the Companies Act, the Company will, with the consent or at the request of the Board of Auditors, propose to a General Meeting of Shareholders the dismissal or non-renewal of contracts with accounting auditors in the event that accounting auditors are deemed to be unable to appropriately carry out their duties.

6
Systems to ensure the compliance of directors with applicable laws and ordinances and the Articles of Incorporation in the execution of their duties, other systems to ensure the appropriateness of operations

Basic guidelines on internal control systems

1	Systems to ensure the compliance of the execution of duties by directors and employees with applicable laws and ordinances and the Articles of Incorporation in the execution of their duties

(1)
The company has formulated “Basic Compliance Guidelines” as called for in the “Corporate Code of Conduct” to provide clear behavioral norms for directors and employees. Directors and employees adhere to the “Basic Compliance Guidelines” and act in a fair and forthright manner in accordance with social norms.

(2)
The Company has established a Compliance Committee chaired by the director with responsibility for compliance for the purpose of establishing and maintaining compliance systems. The Compliance Committee formulates a “Compliance Manual” containing practical information on compliance, and oversees compliance activities. Systematic compliance training is also provided to establish an orientation towards compliance among directors and employees.

(3)	The Company has systems required to ensure the appropriateness and reliability of financial reporting and regularly assesses and reports on the systems and their effectiveness.

(4)
The Company has systems in place to respond to complaints etc. and it endeavors to treat complaints and inquiries from customers in a timely, sincere, fair and appropriate manner that respects the position of the customer.

(5)
The Company has a “whistleblower system,” and in addition to internal liaisons, provides an external liaison (law office) for reports and consultations. The Company has measures to protect whistleblowers, guarantees the anonymity of whistleblowers and prohibits the disadvantageous treatment of whistleblowers.

(6)
Auditors monitor the creation and administration by the directors of systems to ensure that directors and employees execute duties in compliance with applicable laws and ordinances and the Articles of Incorporation and systems to ensure appropriate and timely disclosure of financial and other corporate information, and provide advisories when improvements are required.

(7)
All units are subject to internal audits by the Auditing Office at least once a year to ensure the appropriateness and effectiveness of internal management as operations grow more diverse and sophisticated.

(8)	The appointment of outside directors and outside auditors improves the transparency of management.

(9)
The Company has absolutely no ties with antisocial forces. The entire Company responds forcefully to illicit demands from antisocial forces and works in close coordination with the police, lawyers and other outside specialists.

2	Bylaws and other systems to manage the risk of loss

(1)	Risk management systems

1)
The Company considers enhancements to the risk management system to be a priority challenge in ensuring the soundness and stability of management. The risks to which the Company is exposed in its operations are centrally managed by a Risk Management Committee chaired by the director responsible for risk management, with membership including all full-time directors and unit heads.

2)	The “Risk Management Bylaws” define risks, describe management methods and designate responsible units.

3)	Units responsible for managing risks report the status of risk regularly to the Risk Management Committee and at other times as necessary.

4)
In addition to the management of individual risk units, the Company has created and continues to enhance integrated risk management systems that monitor risk on a companywide basis so as to enable appropriate responses in both qualitative and quantitative terms and control risks within the scope of tolerance.

(2)	Emergency response systems

Under the “Emergency Response Bylaws,” the Company will establish a response headquarters chaired by the president to provide timely and accurate decision-making in the event of emergency or crisis.

3	Systems to retain and manage information on the execution of duties by directors

The “Document Management Bylaws” require that all documents the Company is obligated under laws and ordinances to create and retain (including electromagnetic records, and so throughout), all documents on important decision-making by the Company and all documents on the execution of duties by directors are retained and managed in a highly searchable state by the responsible business unit for a predetermined retention period. Directors and auditors are able to peruse these documents at all times.

4	Systems to ensure the effective execution of duties by directors

(1)	Board of Directors and Management Committee meetings

The Board of Directors in principle meets once per month to make decisions on guidelines for the execution of management, matters stipulated in laws and ordinances and other material matters related to management, and to supervise the execution of operations.

The Management Committee comprises full-time directors and unit heads, and discusses matters referred by the Board of Directors and individual issues in the execution of duties from a practical standpoint. The Management Committee in principle meets once per week to facilitate the sharing of management information.

(2)	Formulation of medium-term business plans and annual business plans

The Board of Directors articulates clear management goals by finalizing medium-term business plans covering a period of three business years. The Board of Directors also formulates annual business plans as concrete embodiments of the medium-term business plan and determines specific policies and programs to be implemented by business units.

The Business Planning and Promotion Meeting comprising full-time directors and unit heads meets once per month to provide regular verification of progress on the business plan and investigate such measures as may be necessary to achieve plans, including improvements to policies and programs and changes in priorities.

(3)	Clearly defined work-related authority

The Board of Directors assigns duties to individual directors to accelerate decision-making related to the execution of business. The Board of Directors also facilitates the efficient execution of operations by determining the division of duties and authorities of operational units in the “Branch and Unit Organizational Bylaws” and “Clerical Processing Bylaws.”

5
Matters related to employees assisting the duties of auditors, matters related to the independence of employees from directors, systems for reporting to the auditors, and systems to ensure the effective execution of auditing by auditors

(1)	Matters related to employees assisting the duties of auditors and matters related to the independence of employees from directors

The directors assign such employees as may be necessary to assist the execution of duties by auditors. Employees receiving orders from auditors necessary for the performance of audits are assured of independence and do not receive instructions or orders from directors related thereto.

(2)	System for reporting to auditors

1)	Auditors receive regular reports from the head of the Auditing Office regarding internal auditing, and from the accounting auditors regarding accounting audits.

2)
Full-time auditors monitor the execution of operations by attending meetings of the Board of Directors, Management Committee, Business Planning and Promotion Meeting, Compliance Committee and Risk Management Committee, by receiving reports on material business matters, and by other means.

3)	Full-time auditors are included in the circulation of decision documents and other important documents, and receive reports on the execution of operations.

(3)	Systems to ensure the effective execution of auditing by auditors

Auditors meet with the representative director regularly and when necessary to exchange opinions regarding and develop deeper mutual understanding of the challenges to be addressed by the Company, the auditing environment and important auditing issues etc.

Balance Sheets
(As of March 31, 2012)
(Millions of yen)
Assets
Current assets	182,951
Cash	9,313
Short-term investments	14,396
Loans for margin transactions	37,970
Loans for negotiable margin transactions	6,150
General loans	31,526
Collateral money for securities borrowed	85,231
Prepaid expenses	38
Accrued revenue	157
Accounts due	125
Deferred tax assets	48
Allowance for doubtful receivables	(2,080)
Non-current assets	55,480
Tangible non-current assets	677
Buildings and structures	62
Vehicles and vessels	0
Tools, furniture and fixtures	127
Leased assets	488
Intangible non-current assets	627
Software	622
Telephone rights	4
Investments and other assets	54,175
Investments in securities	53,870
Shares in affiliates	12
In-house loan	53
Claim in bankruptcy	731
Deferred tax assets	9
Other investments and other assets	230
Allowance for doubtful receivables	(733)
Total Assets	238,431
Liabilities
Current liabilities	210,443
Call money	40,700
Short-term borrowings	110,650
Commercial paper	26,000
Collateral money received for securities lent	28,024
Leased liabilities	112
Accounts payable	31
Accrued expenses	115
Accrued income taxes	13
Allowance for bonuses	64
Collateral money received for margin transactions	4,509
Collateral money received for negotiable margin transactions	120
Deposit received	36
Other current liabilities	64
Non-current liabilities	9,968
Long-term borrowings	9,000
Allowance for employees retirement rewards	345
Allowance for officers retirement rewards	173
Leased liabilities	413
Other non-current liabilities	36
Total liabilities	220,411
Net Assets
Shareholders’ equity	17,492
Capital	5,000
Capital surplus	3,229
Additional paid-in capital	3,229
Retained earnings	9,394
Earned surplus reserve	774
Other retained earnings	8,619
Reserve for dividends	1,304
Special reserve	3,815
Retained earnings carried forwards	3,500
Treasury stock	(131)
Valuation and translation adjustments	527
Net unrealized gain on other securities	527
Total net assets	18,020
Total liabilities and net assets	238,431

Statements of income
(From April 1, 2011 to March 31, 2012)
(Millions of yen)
Operating revenues		3,464
Interest on loans	1,304
Interest on collateral money for securities borrowed	578
Fees earned	105
Fees on lending securities	582
Gain on sale of JGB, etc.	569
Other operating revenues	324
Operating expenses		1,249
Interest paid	334
Interest on commercial paper	40
Interest on collateral money for securities lent	12
Fees on borrowing securities	543
Fees paid	317
Operating profit		2,215
General and Administrative Expenses		2,191
Operating income		24
Non-operating revenues		253
Interests received	3
Dividends received	156
Rent received	68
Profit from overlooked shares	1
Other non-operating revenues	23
Non-operating expenses		14
Interest paid	14
Other non-operating expenses	0
Recurring income		263
Extraordinary profit		369
Liquidation profit on investments in securities	369
Extraordinary loss		66
Loss on retirement of non-current assets	8
Loss on devaluation of golf course membership	3
Loss on devaluation of investments in securities	54
Income before income tax		566
Income tax – current		5
Income tax – deferred		251
Net income		309

Statements of changes in net assets
(From April 1, 2011 to March 31, 2012)
(Millions of yen)
	Shareholders’ equity
	Capital	Capital surplus
		Additional paid-in capital	Total capital surplus
Balance at April 1, 2011	5,000	3,229	3,229
Changes arising during the year
Cash dividends
Net income
Purchase of treasury stock
Net changes other than shareholders’ equity
Total change during the year	---	---	---
Balance at March 31, 2012	5,000	3,229	3,229

	Shareholders’ equity
	Retained earnings					Treasury stock	Total shareholders’ equity
	Earned reserves	Other retained earnings
		Reserve for dividends	Special reserve	Retained earnings carried forward	Total retained earnings
Balance at April 1, 2011	774	1,304	3,815	3,510	9,403	(131)	17,502
Changes arising during the year
Cash dividends				(319)	(319)		(319)
Net income				309	309		309
Purchase of treasury stock						(0)	(0)
Net changes other than shareholders’ equity							---
Total change during the year	---	---	---	(9)	(9)	(0)	(9)
Balance at March 31, 2012	774	1,304	3,815	3,500	9,394	(131)	17,492

	Valuation and translation adjustments		Total net assets
	Net unrealized gain on securities	Total valuation and translation adjustments
Balance at April 1, 2011	249	249	17,751
Changes arising during the year
Cash dividends			(319)
Net income			309
Purchase of treasury stock			(0)
Net changes other than shareholders’ equity	278	278	278
Total change during the year	278	278	268
Balance at March 31, 2012	527	527	18,020

Notes to financial statements

(Notes on important accounting policies)

1	Asset valuation standards and methods

Securities

Equity in affiliates: Cost method based on a moving average

Other securities

Instruments with market values:	Market valuation based on market prices on the final day of the settlement term (all variances in valuation are directly allocated to net assets, and cost of sale is calculated using moving averages)

Instruments without market values: Cost method based on a moving average

2	Fixed asset depreciation method

(1)	Tangible fixed assets (excluding leased assets)

Fixed-percentage method
Useful lives and residual values are calculated under the same methods and standards as set forth in the Corporate Income Tax Act. However, estimated usable lives are used for some extremely obsolete tangible fixed assets.

(2)	Intangible fixed assets (excluding leasing assets)

Straight-line method
Useful lives are calculated under the same methods and standards as set forth in the Corporate Income Tax Act. However, software (internal use) is treated with the straight-line method based on the projected period of use within the company (5 years).

(3)	Leased assets

Leased assets for leasing transactions without transfer of ownership
Straight-line method using the leasing term as the useful life and a residual value of zero
Among lease transactions without transfer of ownership, those for which the lease commenced on or prior to March 31, 2008 are treated as ordinary lease transactions for accounting purposes.

3	Standards for the posting of reserves

(1)	Allowances for doubtful receivables

To prepare for losses from defaults on claims, the Company posts an estimated uncollectible amount by taking into consideration historical default rates for general accounts receivable and an individual collectability for doubtful accounts receivable.

(2)	Provision for bonuses

To provide for the payment of employees’ bonuses, the Company posts an estimated payment amount each year.

(3)	Provision for retirement benefits

To provide for payment of employee severance benefits, the Company posts a required amount based on the estimated retirement benefit obligations and pension assets at the end of the business year.

(4)	Provision for directors’ retirement benefits

To provide for the payment of director severance benefits, the Company posts the required amount at the end of the term based on internal bylaws.

4	Other material matters providing the basis for financial statements

Treatment of consumption tax etc.

The tax-excluded method is used as the accounting treatment for consumption tax and local consumption tax.
However, term expenses for the business year in which they are incurred are used for non-deductible consumption tax etc. on assets.

5	Changes in presentation methods

(Related to the profit and loss statement)

In the previous business year, “proceeds on the sale of government and other bonds” (200 million yen in the previous business year) was included in “others” under “operating revenue,” but is presented individually this business year because it has increased in importance.

6	Additional information

(Application of Accounting Standards for Accounting-Related Restatements and Corrections of Errors etc.)

The Company applies “Accounting Standards for Accounting-Related Restatements and Corrections of Errors” (Corporate Accounting Standard No. 24, December 4, 2009) and “Application Guidelines for Accounting Standards for Accounting-Related Restatements and Corrections of Errors” (Corporate Accounting Standard Application Guideline No. 24, December 4, 2009) to any accounting-related restatements and corrections of past errors occurring after the start of the business year.

(Notes on the balance sheet)

1	Assets provided as collateral

Securities	11,412 million yen
Investment securities	43,848 million yen
Affiliated company shares	2 million yen

With respect to the pledged asset above, 53,847 million yen is provided as collateral for immediate settlement by the Bank of Japan and 1,414 million yen is provided for the spot trading settlement fund of the Japan Securities Clearing Corporation.

2	Secured financial assets with discretionary disposal rights

Market value of collateral securities received: 181,454 million yen

Of which, loans receivable in securities: 9,471 million yen; securities in custody on hand: 171,983 million yen

3	Market value of securities borrowed under loan agreements: 95,351 million yen

Of which, loans receivable in securities: 9.06 billion yen; secured securities: 26.51 billion yen; securities in custody on hand: 59.78 billion yen

4	Among those investment securities, those on the balance sheet consisting of loans receivable in securities under loan agreements: 7,396 million yen

5	Accumulated depreciation of tangible fixed assets: 815 million yen

(Notes on the profit and loss statement)

Transactions with affiliated companies
Operating transactions
General and administrative expenses	520 million yen
Non-operating transactions	33 million yen

(Notes on the non-consolidated statements of changes in net assets)

1	Issued and outstanding shares
				(thousands of shares)
Stock class	Beginning of business year	Increase	Decrease	End of business year
Common stock	37,000	-----	-----	37,000
Class 1 preferred share	15,000	-----	-----	15,000

2	Treasury stock

				(shares)
Stock class	Beginning of business year	Increase	Decrease	End of business year
Common stock	440,823	125	-----	440,948
Class 1 preferred share	-----	-----	-----	-----
(Outline of reasons for changes)
Below is the breakdown of the increase in common stocks.
Increase from the purchase of fractional shares: 125 shares

3	Matters related to stock warrants, etc.

Not applicable.

4	Dividends

(1)	Dividend payments
-	Approved by the general meeting of shareholders held on June 24, 2011
Stock class	Total dividends	Dividends per share	Record date	Effective date
Common stock	109 million yen	3 yen	March 31, 2011	June 27, 2011
Class 1 preferred share	210 million yen	14 yen	March 31, 2011	June 27, 2011

(2)	Dividends with record date in the current business year and effective dates in the next business year
The following resolutions are anticipated.
-	Approved by the general meeting of shareholders held on June 26, 2012

Stock class	Dividend resource	Total dividends	Dividends per share	Record date	Effective date
Common stock	Retained earnings	109 million yen	3 yen	March 31, 2012	June 27, 2012
Class 1 preferred share	Retained earnings	210 million yen	14 yen	March 31, 2011	June 27, 2012

(Notes on tax effect accounting)

1	Breakdown of major causes of deferred tax assets and deferred tax liabilities

(Deferred tax assets)
(millions of yen)
1)	Current assets
	Allowance for bonuses	27
	Allowance for doubtful receivables	768
	Net unrealized gain on other securities	5
	Other	0
	Valuation allowance	(753)
	Total	48
2)	Non-current assets
	Allowance for officers retirement rewards	64
	Allowance for employees retirement benefit	122
	Allowance for doubtful receivables	270
	Tax loss carryforward	3,149
	Other	74
	Valuation allowance	(3,372)
	Offsetting of deferred tax liabilities (non-current)	(298)
	Total	9
	Total deferred tax assets	57

(Deferred tax liabilities)
(millions of yen)
Non-current liabilities
Net unrealized gain on other securities	(298)
Offsetting of deferred tax assets (non-current)	298
Total deferred tax liabilities	---
Net deferred tax assets	57

2	Correction of deferred tax assets and deferred tax liabilities resulting from changes in tax rates for the corporate income tax etc.

The promulgation of the “Act Partially Amending the Income Tax Act etc. to Create Tax Systems Responsive to Changes in Economic and Social Structures” (Law No. 114 of 2011) and “Act concerning Special Measures to Provide Funding Necessary to Implement Programs for Reconstruction after the Great East Japan Earthquake” (Law No. 117 of 2011) on December 2, 2011 resulted in the reduction of the corporate income tax rate for the business year commencing on or after April 1, 2012 and the imposition of a Special Corporate Tax for Reconstruction. As a result, the statutory effective tax rate used in the calculation of deferred tax assets and deferred tax liabilities of 40.6% changed to 37.9% for temporary variances expected to be resolved during the business year commencing April 1, 2012 through the business year commencing April 1, 2014, and to 35.5% for temporary variances expected to be resolved during or after the business year commencing April 1, 2015.

This change in tax rates will result in a decline of 40 million yen in deferred tax assets (decline of 42 million yen in deferred tax liabilities), an increase of 40 million yen in income taxes-deferred, and an increase of 42 million yen in other variance in securities valuation.

(Notes on fixed assets used under leases)

1	Finance lease transactions

(Lessee side)
Lease transactions without transfer of ownership

(1)	Description of leased assets

Tangible fixed assets
Head office building and system equipment

(2)	Method of depreciation for leased assets

Straight-line method using the lease period as the useful life and residual value of zero

2	Operating lease transactions

(Lessee side)
Future lease payments for operating lease transactions that cannot be canceled
Within one year	46 million yen
Over one year	134 million yen
Total	181 million yen

(Notes on financial instruments)

1	Notes on the status of financial instruments

(1)	Guidelines on financial instruments

The main businesses of the Company are the lending of funds to financial instruments companies and investors and cash-secured securities margin trading with financial instruments companies etc., including loans for margin transactions (as defined in Article 156-24:1 of the Financial Instruments and Exchange Act). The basic guideline for raising the funds required for these businesses is to engage in stable and efficient fund-raising that maintains a balance between long-term and short-term funds and adjusts the composition of fundraising means as warranted by the status of funds management and changes in financial conditions. In addition to raising funds from financial markets by taking in call money and issuing commercial paper, the Company also raises funds in Bank of Japan’s funds supplying operations against pooled collateral and in borrowings etc. from banks. The Company also holds stock in clients etc. primarily for the purpose of maintaining and expanding the business relationships, invests funds in deposits and government bonds etc. within a predefined scope, and uses holdings of government bonds etc. as a pledge for  fund-raising.

(2)	Description of financial instruments and their risks

Operating loans, collateral money for securities borrowed and other lending credits are subject to credit risk in that bankruptcy or other deterioration of the creditworthiness of the borrower may render these credits uncollectible. To eliminate these credit risks, the Company receives securities as collateral against loans, and in the event of the bankruptcy or other credit event at the borrower sells the collateral securities to recover the credited loans. The market prices of collateral securities change on a daily basis, so predetermined assessment rates of collateral are applied to account for price fluctuation risks, but the sale of collateral securities may not result in the full collection of credited loan in the event of a sharp decline in market prices.

The securities held by the Company on its own consist primarily of stocks, government and other bonds, and are subject to issuer credit risks, market price fluctuation risks and interest fluctuation risks.

The Company raises funds by taking in call money, issuing commercial paper and borrowing from banks. This fund-raising is subject to liquidity risk that could impinge on cash flow as a result of disruptions in financial markets or declines in the Company’s fund-raising capabilities due to downgrades in the Company’s rating. It is also subject to interest fluctuation risks on financial markets.

(3)	Risk management system for financial instruments

The Company endeavors to ensure the soundness and efficiency of management by establishing a risk management and control unit to perform continuous monitoring of companywide risks, and by improving and enhancing risk management systems through discussions in the Risk Management Committee, primarily composed of members of the management team.

1)	Credit risk management

In loan services etc., individual proposals are subject to credit screening and credit ceilings setting under internal bylaws, collateral securities are screened for eligibility, and collections are made of troubled credits. For large secured loans on securities, divisions are made between the sales unit that is the direct liaison with the customer and the administration department that screens collateral securities for eligibility and disposes of collateral etc. to prevent the emergence and expansion of nonperforming credits. In addition to individual screenings and management, the Risk Management Committee discusses the Company’s credit risks in monthly meetings.

2)	Market risk management

Funds are invested in deposits and government bonds etc., subject to investment ceilings and loss ceilings under the Funds Management Standards. The management team receives reports from the Risk Management Committee and other bodies on the status of funds management, including compliance with Funds Management Standards and confirmations of valuation profits and losses each business day. Quantitative analysis is not performed for market risk management because financial assets and financial liabilities are generally settled over short terms or subject to interest rate revisions. The primary risk variable for the Company is interest fluctuation risk. Operating loans and borrowings etc. are generally subject to short-term settlement and interest rate revisions, so the impact is negligible, but government bonds (categorized under “other securities” in “securities and investment securities”) are impacted to a certain extent by interest fluctuation risk, and the current 10 BPV for government bonds (decline in present value resulting from a 0.1% increase in interest rates) was 244 million yen as at March 31, 2012 (settlement date for the term). The stock held by the Company (categorized under “other securities” in “securities and investment securities”) is primarily stock in companies with which there are operational relationships. Market values and issuer financial position etc. are monitored on a regular basis and reported to the management team.

3)	Liquidity risk management

In fund-raising, the Company endeavors to smooth cash flow by avoiding a concentration of repayment deadlines for large obligations, by maintaining a balance between long-term and short-term fund-raising, by diversifying and expanding means of fund-raising and sources of funding, and by securing collateral securities. The status of cash flow is reported daily to the management team and discussed in monthly Risk Management Committee meetings.

(4)	Supplementary explanations of matters related to valuation at market price of financial instruments

The market values of financial instruments include market prices and also rationally calculated prices for instruments for which market prices are not available. Valuations may change as a result of the use of a differing assumptions etc. for the purpose of incorporating factors for change in the calculation of prices.

2	Valuation at market price of financial instruments

Below are balance sheet values, market values and variances as at March 31, 2012. Instruments for which it is deemed extremely difficult to ascertain market values are not included in the table below (see Note 2).
(millions of yen)
		Carrying value	Fair value	Difference
	Assets:
(1)	Cash and deposit	9,313	9,313	0
(2)	Securities and investment in securities
	Other securities	67,906	67,906	-----
(3)	Loans for margin transactions	37,970	37,970	-----
(4)	Loans for negotiable margin transactions	6,150	6,150	-----
(5)	General loans	31,526
	Allowance for doubtful receivables(*)	(2,034)
		29,492	29,478	(13)
(6)	Collateral money for securities borrowed	85,231	85,231	-----
	Liabilities:
(7)	Call money	40,700	40,700	-----
(8)	Short-term borrowings	110,650	110,650	-----
(9)	Commercial paper	26,000	26,000	-----
(10)	Collateral money received for securities lent	28,024	28,024	-----
(11)	Collateral money received for margin transactions	4,509	4,509	-----
(12)	Long-term borrowings	9,000	9,000	-----

(*) Among operating loans, individual allowances for doubtful receivables for general loans are excluded.

(Notes)

1.	Financial instrument market value calculation methods

(1)	Cash and deposits

For cash and non-term deposits, book values are used because market values approximate book values. For term deposits, present values are calculated by categorizing deposits according to term and discounting for the notional deposit interest rate for new deposits.

(2)	Securities and investment securities

Exchange prices are used as the market values for stock; government bond over the counter reference prices published by the Japan Security Dealers Association and prices obtained from information vendors are used for the market values of bonds.

(3)	Loans on margin transactions and (4) Loans for negotiable margin transactions

Book values are used for loans on margin transactions and credit support loans because they have short-term maturities and market values approximate book values.

(5)	General loans

Book values are used for general loans with short-term maturities because the market values approximate book values. For others, present value is discounted for a loan interest rate after categorizing loans by term and type of credit and accounting for credit risk for the total of principal and interest.

(6)	Collateral money for securities borrowed

Book values are used for collateral money for securities borrowed because it is subject to short-term settlement and market values approximate book values.

(7)	Call money

Book values are used for call money because it is subject to short-term settlement and market values approximate book values.

(8)	Short-term borrowings

Book values are used for short-term borrowings subject to short-term settlement because market values approximate book values. For others, book values are used for those with floating interest because market interest rates are reflected in a short period of time and the Company’s credit does not significantly change after the borrowing, so market values approximate book values. For those with fixed interest, borrowings are categorized according to term and present values are calculated discounting for a notional interest rate if the same total value of principal and interest were to be newly borrowed.

(9)	Commercial paper, (10) collateral money received for securities lent and (11) collateral money received for loans for margin transactions

Book values are used for commercial paper, collateral money received for securities lent and collateral money received for loan transactions because they are subject to short-term settlement and market values approximate book values.

(12)	Long-term borrowings

Book values are used for long-term borrowings because market interest rates are reflected in short periods of time and the credit of the Company does not significantly change after the borrowing, so market values approximate book values.

2.
Non-listed equities (balance sheet value of 160 million yen) and non-listed preferred equity securities (balance sheet value of 200 million yen) do not have market prices and are not suitable to estimations of future cash flow, making it extremely difficult to ascertain market values. They are therefore not included in “(2) Securities and investment securities: Other securities.

(Notes on real estate leasing)
Notes have been omitted because the total value of leasing real estate is of negligible importance.

(Notes on equity method profit or loss etc.)

Affiliated companies
Amount of investment in affiliated companies	12 million yen
Amount of investment subject to equity method accounting	1,034 million yen
Amount of investment profit subject to equity method accounting	64 million yen

(Notes on transactions with related parties)

Transactions between the company preparing financial statements and related parties
Subsidiaries and affiliated companies etc. of the company preparing financial statements
Category	Affiliated companies
Name of company etc.	ODK Solutions Company, Ltd.
Address	Chuo-ku, Osaka
Capital	637 million yen
Business or profession	Information processing service and software development
Ownership of voting rights etc.	(Ownership) Direct 31.6%
Relationship with related parties	Concurrent service of director responsible for systems operation and development
Description of transaction	Commission of systems operation
Transaction	520 million yen
Accounting title	-----
Term-end balance	-----

(Transactional terms and method of determining transactional terms etc.)
The transactions above are determined with reference to market prices.

(Notes on per-share information)
1	Net assets per share	405.10 yen
2	Net income per share	2.73 yen

(Notes on material events occurring after settlement)

Not applicable.

(Other notes)

Not applicable.

Independent Auditor’s Report
(Translation)
May 11, 2012
The Board of Directors of
Osaka Securities Finance Company Ltd.

Ernst & Young ShinNihon LLC
Takao Okamoto
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

Masahiko Naka
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

We have audited the accompanying financial statements of Osaka Securities Finance Company Ltd. (the “Company” hereinafter) for the 98th business year April 1, 2011 to March 31, 2012, which comprise the balance sheet and the statement of operations and the statement of change in net assets, the notes to financial statements and the supporting schedules, in accordance with item1, paragraph2 Article 436 of Company Law.

Management’s Responsibility for the Financial Statement
Management is responsible for the preparation and fair presentation of these financial statements and the related supporting schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the related supporting schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements and the related supporting schedules based on our audit.  We conducted our audit in accordance with the auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the related supporting schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the related supporting schedules.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the related supporting schedules, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the related supporting schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the related supporting schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements and the related supporting schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2012, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Conflict of Interest
Our firm or the engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law.

Audit Report
(Translation)

With respect to the directors’ performance of their duties during the 98th business year from April 1, 2011 to March 31, 2012, the Board of Corporate Auditors of the Company has prepared this audit report after deliberations, as unanimous opinion of all Corporate Auditors, based on the audit reports prepared by each Corporate Auditor, and hereby report as follows:

1.	Method and Contents of Audit by Corporate Auditors and the Board of Corporate Auditors

The board of corporate auditors has established the audit policies, audit plan, etc. and received a report from each Corporate Auditor regarding the status of implementation of their audits and results thereof.  In addition, the board of corporate auditors has received reports from the directors, etc. and the accounting auditor regarding the status of performance of their duties, and requested explanations as necessary.

In conformity with the Corporate Auditor’s auditing standards established by the Board of Corporate Auditors, and in accordance with the audit policies and audit plan, etc., each Corporate Auditor endeavored to facilitate a mutual understanding with directors, the audit department and other employees, etc., endeavored to collect information and maintain and improve the audit environment, has attended the meetings of the board of directors and other important meetings, received reports on the status of performance of duties from the directors and other employees and requested explanations as necessary, examined important approval/decision documents, and inspected the status of the corporate affairs and assets at the head office and Tokyo branch.  Also, each Corporate Auditor monitored and inspected the status of (i) the contents of the board of directors’ resolutions regarding the development and maintenance of the system to ensure that the directors’ performance of their duties complied with all laws, regulations and the articles of incorporation of the company and other systems that are set forth in Article in Article 100, paragraph 1 and 3 of the Ordinance for Enforcement of the Companies Act of Japan as being necessary for ensuring the appropriateness of the corporate affairs of a joint stock company, and (ii)the systems (internal control systems) based on such resolutions.

As regards to Internal Control over Financial Reporting (“ICFR” hereinafter), we received reports from directors and the accounting auditor, “Ernst & Young ShinNihon LLC” regarding the status of evaluation and auditing of ICFR, and requested explanations as necessary.

Based on the above-described methods, each Corporate Auditor examined the business report and annexed specifications for the business year under consideration.

In addition, each Corporate Auditor monitored and verified whether the accounting auditor maintained its independent and properly conducted its audit, received a report from the accounting auditor on the status of its performance of duties, and requested explanations as necessary.  Each Corporate Auditor was notified by the accounting auditor that it had established a “system to ensure that the performance of the duties of the accounting auditors was properly conducted” (Business Accounting Council on October 28, 2005), and requested explanations as necessary.  Based on the above-described methods, each Corporate Auditor examined the accounting documents (balance sheet, statement of income, statement in changes in net assets, and note to financial statements) and the annexed specifications thereto, for the business year under consideration.

2.	Results of Audit
(1)	Results of Audit of Business Report, etc.
(i)
We acknowledge that the business report and the annexed specifications thereto fairly present the status of the Company in conformity with the applicable laws and regulations and the articles of incorporation of the company

(ii)
We acknowledge that no misconduct or material fact constituting a violation of any law or regulation or the articles of incorporation of the company was found with respect to the directors’ performance of their duties.  As regards to ICFR, we received reports on the appropriateness of this Company’s ICFR from directors and the accounting auditor, “Ernst & Young ShinNihon LLC”, at the time of writing this report.

(2)	Results of Audit on financial statements
We acknowledge that the methods and results of audit performed by the accounting auditor, Ernst & Young ShinNihon LLC, are appropriate.

May 18, 2012
Board of Corporate Auditors
Osaka Securities Finance Company Ltd.
Corporate Auditor (full-time) Shunji Ito
Corporate Auditor (outside) Hideo Wada
Corporate Auditor (outside) Kimiou Yamashita